SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. )

Check the appropriate box:
[x] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
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THEATER XTREME ENTERTAINMENT GROUP, INC.

(Name of Registrant As Specified In Charter)

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THEATER XTREME ENTERTAINMENT GROUP, INC.
250 Corporate Blvd. Suites E & F
Newark, Delaware 19702
Telephone:  302-455-1334

May ____, 2008

To our Shareholders:

Enclosed please find an information statement providing information to you regarding the following corporate action taken by our board of directors and shareholders holding a majority of the votes necessary to approve the action taken:

Amending our Articles of Incorporation to Increase the Number of Shares of Common Stock that our Company is presently authorized to issue from 50,000,000 to 100,000,000.

The written consent of shareholders holding a majority of the votes necessary to approve the action taken assures that such action will occur without your vote. Your vote is not required to approve this action, and the enclosed information statement is not a request for your vote or a proxy statement. This information statement is being provided only to inform you of the action that has been taken.

Very Truly Yours,
THEATER XTREME ENTERTAINMENT GROUP, INC.

By:	/s/ Robert Oberosler
Robert Oberosler, Chief Executive Officer

INFORMATION STATEMENT
OF
THEATER XTREME ENTERTAINMENT GROUP, INC.
250 Corporate Blvd. Suites E & F
Newark, Delaware 19702
Telephone:  302-455-1334

May ____, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

The action described in this information statement has already been approved by our majority shareholders.  A vote of the remaining shareholders is not necessary

This information statement is first being furnished on or about May ___, 2008 to the holders of record as of the close of business on April 24, 2008 (the “Record Date”) of the common stock of Theater Xtreme Entertainment Group, Inc. (referred to in this information statement as “we,” “us,” “our,” or “Company”).

Our Board of Directors and the holders of a majority of our issued and outstanding common stock consented in writing to the action described in this information statement. Together, such approval and consent constitutes the approval and consent of a majority of the total number of shares of outstanding common stock required by the Florida Business Corporation Act, our Articles of Incorporation and Bylaws to approve the action described in this information statement. Accordingly, the action will not be submitted to our remaining shareholders for a vote. This information statement is being furnished to shareholders to provide them with certain information concerning the action in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C.

The date of this information statement is May ____, 2008.

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of our common stock.

We will only deliver one information statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver a separate copy of this information statement to a shareholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

Theater Xtreme Entertainment Group, Inc.
Attn: Corporate Secretary
250 Corporate Blvd. Suites E & F
Newark, Delaware 19702
Telephone:  302-455-1334

Information Regarding Consenting Shareholders

Pursuant to our Bylaws and the Florida Business Corporation Act, a vote by the holders of at least a majority of our outstanding common stock is required to effect the action described below.  Each share of common stock is entitled to one vote.

As of the Record Date, we had 21,337,425 shares of common stock issued and outstanding. Therefore, as of the Record Date, 10,668,714 shares were required to pass the action that required the approval of the holders of our common stock.

Pursuant to sections 607.0704 and 607.1003 of the Florida Business Corporation Act, the holders of 11,272,814 shares of our common stock, constituting Fifty-Two and Eight Tenths of One Percent (52.8%) of the 21,337,425 shares of our common stock outstanding as of the Record Date, voted in favor of the action described below in a written consent dated April 21, 2008, the form of which is attached hereto as Annex 1.  No consideration was paid for the consent.  The consenting majority shareholder’s names, affiliation with the Company and beneficial holdings are as follows:

Name	Affiliation	Number of Voting Shares	Percentage of Voting Shares (1)

Scott Oglum	Director and Founder	3,618,275	16.96%
Linda Oglum	Founding Shareholder	2,978,000	13.96%
Werwinski Family Partnership LLC	Founding Investor	1,150,000	5.39%
Werwinski Family Limited Partnership	Founding Investor	920,000	4.31%
Universal Capital Management, Inc	Consultant	725,844	3.40%
Sean H. Fitzpatrick	Consultant	600,000	2.81%
Warren Danner	Founding Investor	575,000	2.69%
Justin Schakelman	Director and Secretary	500,006	2.34%
David & Krista Hludzinski	Director	180,689	0.85%
H. Gregory Silber	Director	25,000	0.12%

Total		11,272,814	52.83%

Interest of Certain Persons In or Opposition to Matters To Be Acted Upon

None.

Proposal by Security Holders

None.

Dissenters’ Right of Appraisal

Shareholders do not have the right to dissent or to seek appraisal of their shares of common stock in conjunction with any of the items discussed in this information statement.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of April 21, 2008 the number and percentage of shares of our common stock owned beneficially by (i) each director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person who is known by the Company to own beneficially more than 5% of the our common stock.  All common stock with respect to which a person has the right to acquire beneficial ownership within 60 days from April 21, 2008 is considered beneficially owned by such person for purposes of this table, and is included therein, even though such common stock may not be actually outstanding.  Unless otherwise noted, all shares are owned directly with sole voting and sole investment power and the address of each listed shareholder is c/o Theater Xtreme Entertainment Group, Inc., 250 Corporate Boulevard, Suite E & F, Newark, Delaware 19702.

Name of Beneficial Owner	Amount (1) and Nature of Beneficial Owner	Percent of Class (2)
Directors and Officers
Scott R. Oglum, Founder, Director	3,618,275 (3)	16.96%
Robert Oberosler, Chairman, CEO and President	10,000 (4)	*
Kenneth D. Warren, Senior Vice President - Sales	376,666 (5)	1.73%
James J. Vincenzo, Treasurer and Chief Financial Officer	301,670 (6)	1.40%
Justin L. Schakelman, Vice President and Secretary	500,006	2.34%
David R. Hludzinski, Director	220,689 (7)	1.03%
H. Gregory Silber, Director	65,000 (8)	*
Harold R. Bennett, Director	0 (9)	*
Vincent Pipia	0 (10)
Shareholders
Linda Oglum	2,978,000 (11)	13.96%
The Werwinski Family Limited Partnership 3 Chipmunk Lane Kennett Square, PA 19348	2,070,275 (12)	9.70%
All directors and executive officers together as a group (9 persons)(13)	5,092,306	23.14%

* Represents less than 1% of the Company’s common stock.

(1)
This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedule 13D or 13G filed with the SEC. On that basis, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 21,337,425 shares outstanding on April 21, 2008.

(3)
Does not include 2,978,000 shares owned by Linda Oglum, Mr. Oglum’s spouse. Mr. Oglum disclaims any beneficial interest in the shares owned by his wife. Additionally, repayment of certain Promissory Notes sold and issued by us in July and August, 2007, amounting to $225,000 in the aggregate, are guaranteed by Mr. Oglum. The guarantee is secured by a Guaranty and Pledge Agreement wherein Mr. Oglum has pledged up to

3,618,275 shares of our common stock which he owns, representing his entire holdings. We have indemnified Mr. Oglum, in connection with the Guaranty and Pledge Agreement, for any and all payments made by Mr. Oglum to the holders of the Promissory Notes and for the dollar amount of any un-recovered proceeds pursuant to the sale of any of the Pledged Shares that may be sold pursuant to the Guaranty and Pledge Agreement.

(4)
Does not include any vesting on recently issued options to purchase 2,000,000 shares of our common stock at an exercise price of $0.11 per share.  The option vests annually in four equal increments over the four year period from March 5, 2008, the date of grant.

(5)
Includes 376,666 options to purchase shares of our common stock, at an exercise price of $0.35 per share, that are vested or will vest in the next sixty days. In addition, Mr. Warren owns options to purchase 73,334 shares of our common stock at an exercise price of $0.35 per share.

(6)
Includes 208,333 options to purchase shares of our common stock (83,333 shares at an exercise price of $0.35 per share and 125,000 shares at an exercise price of $1.00 per share) that are vested or will vest in the next sixty days. In addition, Mr. Vincenzo owns options to purchase 208,334 shares of our common stock (83,334 shares at an exercise price of $0.35 per share and 125,000 shares at $1.00 per share).

(7)
Includes 40,000 options to purchase shares of our common stock (37,500 shares at an exercise price of $0.35 per share and 2,500 shares at an exercise price of $1.12 per share) that are vested or will vest in the next sixty days. In addition, Mr. Hludzinski owns options to purchase 20,000 shares of our common stock (12,500 shares at an exercise price of $0.35 per share and 7,500 shares at $1.12 per share).

(8)
Includes 40,000 options to purchase shares of our common stock (37,500 shares at an exercise price of $0.35 per share and 2,500 shares at an exercise price of $1.12 per share) that are vested or will vest in the next sixty days. In addition, Mr. Silber owns options to purchase 20,000 shares of our common stock (12,500 shares at an exercise price of $0.35 per share and 7,500 shares at $1.12 per share).

(9)
Does not include any vesting on recently issued options to purchase 50,000 shares of our common stock at an exercise price of $0.06 per share.  The option vests annually in four equal increments over the four year period from January 4, 2008, the date of grant.

(10)
Does not include any vesting on recently issued options to purchase 50,000 shares of our common stock at an exercise price of $0.40 per share.  The option vests annually in four equal increments over the four year period from April 7, 2008, the date of grant..

(11)	Does not include 3,618,275 shares owned by Scott Oglum, Mrs. Oglum’s spouse. Mrs. Oglum disclaims any beneficial interest in the shares owned by her husband.

(12)	Robert and Edna Werwinski are the general partners of the limited partnership and have shared power to vote and dispose of such shares.

(13)
As of April 21, 2008, neither Mr. Oberosler nor Mr. Bennett held any options to purchase shares that would vest within sixty days. Additionally, the above table does not reflect any shares or options held by any former director or officer of the Company.

Change In Control

None.

Notice to Shareholders of Action Approved By Consenting Majority Shareholders

The following action is based upon the unanimous consent of our board of directors and upon the written consent of the holders of a majority of our outstanding common stock.  A copy of the written consent executed by the majority shareholders of our outstanding common stock is attached to this information statement as Annex 1.

AMENDMENT TO ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

General

Our Company intends to increase the number of shares of our common stock that we are authorized to issue.  Our Articles of Incorporation  provide that the total number of shares of capital stock that we are authorized to issue is 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, no par value.   On April 21, 2008, our board of directors approved an amendment to our Articles of Incorporation to increase the number of shares of common stock that we are authorized to issue to from 50,000,000 to 100,000,000 and the holders of a majority of our common stock voted in favor of such amendment in a written consent dated April 21, 2008.  The increase in the number of authorized shares of our common stock will become effective upon our filing of a Certificate of Amendment of Articles of Incorporation of Theater Xtreme Entertainment Group, Inc., described below, with the Secretary of State of Florida.

Reasons for Amendment

As of April 21, 2008, of the 50,000,000 shares of our common stock authorized by our Articles of Incorporation, 21,337,425 shares were issued and outstanding, 6,176,598 shares were reserved for issuance upon exercise of outstanding stock options and warrants, and 22,485,977 shares were authorized, but unissued and not reserved for issuance.  After the increase in the number of authorized shares of our common stock to 100,000,000, 72,485,977 shares of our common stock would be authorized, but unissued and not reserved for issuance.

Our board of directors believes that this amount of authorized common stock will provide us with greater flexibility in effecting possible future financings and acquisitions without the delay and expense associated with obtaining the approval or consent of our shareholders at the same time the shares are needed.  We expect that our future growth may require the use of our common stock from time to time either as part of a financing for us either through the use of our common stock or securities convertible into our common stock.  Such shares may be issued in conjunction with both public offerings and private placements of shares of our common stock.  Our shareholders do not have any preemptive rights to purchase additional shares of our common stock.  We presently have no plans, proposals or arrangements to issue any of the authorized shares of common stock that would be newly available for any specific purpose, including future acquisitions and/or financings.

Effects of the Amendment

Possible Dilution from Future Issuance of Additional Shares.  We intend to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares, and the interests of the holders of our common stock could be diluted as a result.

Any future issuance of additional authorized shares of our common stock could dilute future earnings per share, book value per share and voting power of existing shareholders.  Depending upon the circumstances under which such shares are issued, such issuances may reduce shareholders equity per share and may reduce the percentage ownership of common stock of existing shareholders.

Possible Anti-Takeover Effect from Future Issuances of Additional Shares.  Any future issuance of additional shares also may have an anti-takeover effect by making it more difficult to engage in a merger, tender offer, proxy contest or assumption of control of a large voting block of our common stock.  Our board of directors could impede a takeover attempt by issuing additional shares and thereby diluting the voting power of other outstanding shares and increasing the cost of a takeover.  A future issuance of additional shares of common stock could be made to render more difficult an attempt to obtain control of us, even if it appears to be desirable to a majority of shareholders, and it may be more difficult for our shareholders to obtain an acquisition premium for their shares or to remove incumbent management.  Although the increase in the number of authorized shares of our common stock may have an anti-takeover effect, the amendment to our Articles of Incorporation has been proposed for the reasons stated above under the heading “Reasons for Amendment,” and our board of directors has no present intention to use the proposed increase in the authorized shares of our common stock as a measure aimed at discouraging takeover efforts.

With the exception of our right to issue 5,000,000 shares of preferred stock which is discussed below, neither our Articles of Incorporation nor our by-laws presently contain provisions having an anti-takeover effect and the amendment to increase the authorized shares of our common stock is not part of a plan by management to adopt a series of such amendments.  Although it may do so, management does not presently intend to propose anti-takeover measures in future proxy solicitations.  Management currently has no knowledge of any specific effort to accumulate our securities or to obtain control of our company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

The securities discussed below have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.  We have undertaken a private placement of units, with each unit consisting of 100,000 shares of our Series A 12% Convertible Preferred Stock (the “Preferred Stock”) and warrants to purchase 500,000 shares of our common stock.  The Preferred Stock will vote with the common stock on an “as converted” basis.  Each share of Preferred Stock may be converted into 10 shares of our common stock.  Our board of directors has authorized the placement of up to 13 units.  If we sell all 13 units, holders of the Preferred Stock will represent an additional 13 million shares of common stock when voting on matters submitted to our shareholders.  Although management knows of no specific plan, the holders of our Preferred Stock may collectively vote to frustrate persons seeking to effect a merger or to gain control of our company.  Management may issue other series of preferred stock in the future, although it has no immediate plans to so.

Our common stock is traded on the OTC Bulletin Board which is a quotation service, not an exchange.  The OTC Bulletin Board does not reserve the right to refuse to list or to de-list any stock which has unusual voting provisions that tender or nullify or restrict its voting nor does it have requirements calling for a shareholder vote on issuances of additional shares.

Advantages/Disadvantages of the Amendment

As noted above, increasing the number of authorized shares of common stock will provide us with the advantage of having greater flexibility in effecting possible future financings and acquisitions without the delay and expense associated with obtaining the approval or consent of our shareholders at the same time the shares are needed.  However, there is a disadvantage to our existing shareholders in that the issuance of additional shares of common stock will dilute their holdings.  Furthermore, any future issuance of additional shares also may have an anti-takeover effect by making it more difficult to engage in a merger, tender offer, proxy contest or assumption of control of a large voting block of our common stock, even if our shareholders believe that such action would be in their best interests.

Form of Amendment

We intend to file with the Secretary of State of Florida a Certificate of Amendment of Articles of Incorporation of Theater Xtreme Entertainment Group, Inc., in the form attached hereto as Annex 2, approximately 21days after the mailing of our definitive Information Statement on this Schedule 14C to all of our shareholders of record on the Record Date.  The only amendment to our Articles of Incorporation will be the increase of the number of authorized shares of our common stock from 50,000,000 to 100,000,000.

Effective Date

The Amendment to our Articles of Incorporation will become effective upon filing the Certificate of Amendment of Articles of Incorporation of Theater Xtreme Entertainment Group, Inc. with the Florida Secretary of State.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934(“Exchange Act”) and in accordance with the Exchange Act, we file periodic reports, documents and other information with the Securities and Exchange Commission (“SEC”) relating to our business, financial statements and other matters.  These reports and other information may be inspected and are available for copying at the offices of the SEC, 450 Fifth Street, NW, Washington, DC 20549 or may be accessed on the SEC website at www.sec.gov.

ANNEX 1
WRITTEN CONSENT
OF THE
MAJORITY SHAREHOLDERS
OF
THEATER XTREME ENTERTAINMENT GROUP, INC.
a Florida Corporation

IN LIEU OF SPECIAL MEETING OF SHAREHOLDERS

April 21, 2008

The undersigned, being the holders of outstanding common stock of Theater Xtreme Entertainment Group, Inc. (the “Company”) having not less than the minimum number of votes that would be necessary to authorize action at a meeting at which all of the shares entitled to vote thereon were present and voted in accordance with and pursuant to the authority contained in the Florida Business Corporation Act (the “Florida Act”), in lieu of a special meeting of shareholders, hereby consent to and adopt the following resolutions which shall have the same force and effect as if they had been duly adopted at a shareholders’ meeting held pursuant to notice and held in accordance with law and the By-laws of the Company:

WHEREAS, the Shareholders deem it in the best interests of the Company to increase the aggregate number of shares of common stock, par value $0.001 per share, which the Company has authority to issue from Fifty Million (50,000,000) to One Hundred Million (100,000,000).

NOW THEREFORE, BE IT RESOLVED, that aggregate number of shares of common stock, par value $0.001 per share (“Common Stock”), which the Company has authority to issue be and it hereby is increased from Fifty Million (50,000,000) to One Hundred Million (100,000,000);

FURTHER RESOLVED, that the Company’s Articles of Incorporation be amended to reflect such increase in the number of authorized shares of Common Stock as promptly as possible;

FURTHER RESOLVED, that the form, terms and provisions of the Articles of Amendment of the Company attached hereto as Exhibit A (the “Amendment”) be, and the same hereby are, approved in all respects;

FURTHER RESOLVED, that the proper officers of the Company be and they hereby are authorized, empowered, and directed to file the Amendment with the Secretary of State of the State of Florida pursuant to the Florida Act;

FURTHER RESOLVED, that the proper officers of the Company be and they hereby are authorized, empowered, and directed to give notice, within ten (10) days of obtaining this consent, to all shareholders of the Company who have not consented in writing hereto (or who are not entitled to vote on this action) in accordance with the Florida Act.

FURTHER RESOLVED, that the proper officers of the Company be and they hereby are authorized, empowered, and directed to do all other things and acts, to execute and deliver all other instruments, documents and certificates, and to pay any and all costs, fees and taxes as may be, in their sole judgment, necessary, proper or advisable to carry out or comply with the purposes and intent of the foregoing resolutions; and

FURTHER RESOLVED, that this Action by Partial Written Consent of Shareholders may be signed in counterparts and will be effective when counterparts have been signed by shareholders having not less than the minimum number of votes that would be necessary to authorize an action at a meeting at which all of the shares entitled to vote thereon were present and voted in accordance with and pursuant to the authority contained in the Florida Business Corporation Act and notice thereof shall have been given to non-consenting shareholders in accordance with the Florida Act.

SHAREHOLDER NAME

By:

Name:  /s/ Shareholder

Number of Shares Owned of Record:   _______

Constituting Stockholders holding a
Majority of the Outstanding Stock of the Company Entitled to Vote

Filed with the undersigned, as Secretary of the Company, to be kept with the minutes of the proceedings of the shareholders of the Company.

_________________________________
Justin Schakelman, Secretary

ANNEX 2

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
THEATER XTREME ENTERTAINMENT GROUP, INC.
Document Number P99000035001

1.           Pursuant to the provisions of section 607.1006, Florida Statutes, Theater Xtreme Entertainment Group, Inc., a Florida Profit Corporation, adopts the following amendment (the “Amendment”) to its Articles of Incorporation:

2.           Article III, “Capital Stock”, shall be deleted and the following shall appear in its place:

Article III.  Capital Stock

The number of shares of stock that this corporation is authorized to have outstanding at any one time is:

1.           100,000,000 shares of Common Stock, $0.001 par value; and

2.           5,000,000 shares of Preferred Stock.  The board of directors is authorized to provide for the issuance of such Preferred Stock in classes and series and by filing the appropriate articles of amendment with the Secretary of State of Florida, is authorized to establish the number of shares to be included in each class and series and the preferences, limitations, and relative rights, of each class and series.

3.           The Amendment was adopted on April 21, 2008.

4.           The Amendment was approved by the shareholders.  The number of votes cast for the Amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by Robert Oberosler, its Chief Executive Officer this ___ day of ______________, 2008.

Signature:  ____________________
    Robert G. Oberosler
    Chief Executive Officer